Exhibit 10.20

April 6, 2007

A. Richard Juelis
2829 Bowling Green Drive
Walnut Creek, California 94598

Dear Rich,

This letter agreement will memorialize certain modifications to the terms of your employment and compensation by World Heart Corporation (the “Company”) in connection with the Company’s efforts to monetize its Canadian tax loss carryforwards (the “Monetization Project”) and prepare for reincorporation in the United States.

Effective as of the date hereof, in addition to your usual duties and responsibilities as Vice President, Finance and Chief Financial Officer of the Company, you will be expected to devote a portion of your business time and attention to the Monetization Project as directed by the Chief Executive Officer or the Board of Directors.

Salary Reduction

Effective as of April 4, 2007, your current base salary will be decreased to: (i) 75% of your current base salary during the remainder of the Company’s second fiscal quarter of this fiscal year and (ii) 50% of your current base salary during the Company’s third fiscal quarter and thereafter, in each case, subject to applicable withholdings, in accordance with the Company’s standard payroll practices. You will continue to be able to participate in the Company’s benefit plans that are generally made available to full-time employees from time to time, in accordance with their stated terms and conditions.  Of course, the Company’s benefit plans are subject to the Company’s right to amend or terminate them in its sole and absolute discretion.

Special Incentive Bonus

As a special incentive bonus in connection with the Monetization Project, if successfully completed, you would be entitled to receive 5% of the aggregate gross monetization proceeds to the Company, the first one-third of which would be payable in the Company’s common shares (the “Special Bonus Shares”) issuable under the Company’s 2006 Equity Incentive Plan (the “Plan”). You will vest in the Special Bonus Shares upon the Company entering into a definitive agreement for the purposes of monetization, provided that you are providing services to the Company at the time such definitive agreement is entered into, and in that case such Special Bonus Shares will be earned and payable when vested.  The number of Special Bonus Shares will be determined by dividing the cash equivalent of the one-third of the 5% of the gross monetization proceeds set forth in such definitive agreement or plan of arrangement by the closing trading price per share on the Nasdaq Capital Market (or such other market on which the Company’s common shares are then traded) on the day before the date of determination. The remaining two-thirds of the special incentive bonus will be payable in cash upon successful completion of the Monetization Project and the receipt by the Company of the total monetization proceeds in one or more tranches, pro rata, if such proceeds are received in one or more tranches by the Company. This remaining two-thirds cash portion of the special incentive bonus will be payable if you are continuing to perform services for the Company on the Monetization Project, even if you are not an employee at the time such total monetization proceeds are received, except in the event of your prior termination for Cause (as defined in the Plan).

Notwithstanding anything else herein to the contrary, the vesting of the Special Bonus Shares (but not of any other portion of the special incentive bonus) will be accelerated by the Board of Directors in the event that the Board of Directors determines that, despite your efforts and contribution to the preparation, negotiation and implementation of the Monetization Project, the transaction is not completed and no definitive agreement or plan of arrangement is entered into, provided that all of the following conditions are met: (i) the definitive agreement is not executed due to an event or events outside of your control, such as changes in the applicable Canadian tax laws resulting in the inability to monetize tax losses, unforeseen bankruptcy of the potential buyer or bad faith refusal to proceed on behalf of the potential buyer; (ii) the preparation efforts relating to the Monetization Project have been substantially completed as determined in good faith by the Board of Directors of the Company; and (iii) the Company’s Board of Directors approved a resolution to proceed with the reincorporation in the United States.

In the event that all of the foregoing conditions are met, the Special Bonus Shares will be vested, earned and payable, and the determination of the number thereof will be made by the Board of Directors based upon the amount of the previously targeted monetization proceeds as set forth in a letter of intent or other similar non-binding agreement relating to the Monetization Project. If such letter of intent refers to a range of possible proceeds to the Company, the determination of the number of Special Bonus Shares will be made based upon the middle of that range.

Performance Shares Grant

In addition, subject to approval by the Compensation Committee or the Board of Directors, you will be awarded a grant of up to 50,000 performance shares (the “Performance Shares”) pursuant to the terms and conditions of the Plan and the Performance Share Grant Notice and Agreement under the Plan.   The Performance Shares will be earned upon the achievement by you of performance milestones as follows: 50,000 shares in the event of and upon substantial completion of an equity or debt financing transaction by the Company resulting in gross proceeds of not less than $15 million by September 30, 2007; provided that you are providing services to the

Company at the time such transaction is substantially completed.  These Performance Shares will be fully vested when paid, which shall be immediately upon the achievement of the performance milestones, and in any event not later than within two and a half months after the end of the fiscal year in which the Compensation Committee or the Board of Directors determines that the performance goals have been achieved.

It is important that you understand that your employment with the Company is at-will.  As such, by accepting the terms of this letter agreement, you acknowledge that there is no agreement, express or implied, between yourself and the Company for any specific period of employment, nor for continuing or long-term employment.  Both you and the Company have the right to terminate your employment, with or without cause, and with or without notice, at any time for any reason.  Upon any such termination, except as set forth in this letter agreement, you will be entitled only to any base salary due through your last day worked, and any accrued but unused paid time off.

Except as expressly modified by this letter agreement, all terms, conditions and provisions of your existing agreements governing the terms of your employment by the Company, including without limitation your offer letter dated May 27, 2005 and your Proprietary Right Agreement, shall continue in full force and effect.

This letter agreement shall be construed under and governed by the laws of the State of California, without regard to any conflict of law provisions, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or permitted assigns.  If any portion of this letter agreement should be determined by a court or arbitrator to be illegal, invalid or unenforceable, the remaining parts of the letter agreement will not be affected thereby and any such illegal, invalid or unenforceable part shall be revised by such court or arbitrator to the minimum extent necessary to render such part legal, valid, and enforceable, while preserving as much as possible the original intent of the parties.

You may wish to consult with your own legal counsel or tax advisors prior to determining whether to accept these terms of this letter agreement.

If you wish to accept these terms of this letter agreement, please sign this letter in the space provided.

Very truly yours,

World Heart Corporation

By:	/s/ Jal S. Jassawalla
Jal S. Jassawalla President and Chief Executive Officer

I UNDERSTAND AND ACCEPT THE TERMS AND CONDITIONS OF THE LETTER AGREEMENT SET FORTH ABOVE.

/s/ A. Richard Juelis	April 6, 2007
A. Richard Juelis	Date